Exhibit 10.4

FIRST AMENDMENT TO PURCHASE AGREEMENT

(Nassau Park Pavilion, Princeton, New Jersey)

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made effective as of September 30, 2025 (the “Amendment Effective Date”) by and between SCC NASSAU PARK PAVILION NJ LLC, a Delaware limited liability company (“Seller”), and B33 NASSAU PARK PAVILION III LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

A. Seller and Buyer entered into that certain Purchase Agreement dated as of September 18, 2025 (“Original Purchase Agreement”) with respect to certain real property consisting of approximately 159.0 acres of land situated generally at 510 Nassau Park Blvd. in the Township of West Windsor, Mercer County, New Jersey, as more particularly described in the Original Purchase Agreement (collectively, the “Property”).

B. By exchange of e-mails on September 26, 2025, and again on September 29, 2025, Buyer and Seller agreed to extend the Due Diligence Period to 5:00 p.m. Eastern Time on September 30, 2025 (the “DDP Extension”).

C. Seller and Buyer desire to amend the Original Purchase Agreement as set forth in this Amendment.

In consideration of the mutual promises and covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby amend the Original Purchase Agreement and agree as follows:

1.
Incorporation of Recitals; Defined Terms. The foregoing Recital paragraphs are hereby incorporated into this Amendment as if fully set forth herein. All capitalized terms used as defined terms in this Amendment and not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Original Purchase Agreement. The Original Purchase Agreement, as amended by this Amendment, is sometimes referred to herein as the “Amended Purchase Agreement”. Notwithstanding anything to the contrary, the parties hereby confirm (a) the DDP Extension stated in the Recitals, and (b) that the Due Diligence Period shall be deemed expired upon execution of this Amendment by Buyer and Seller. Further, the provisions of this Amendment shall survive Closing.
2.
Leasing Incentives. Schedule “5.7” attached to the Original Purchase Agreement is hereby deleted and replaced by the revised Schedule “5.7” attached to this Amendment (“Revised Schedule “5.7” “). All references to Schedule “5.7”in the Amended Purchase Agreement shall be deemed to mean Revised Schedule “5.7”.
3.
Holdback Escrows.

(a) At Closing, Seller shall establish the escrows set forth in this Section 3 as a holdback of sale proceeds otherwise payable to Seller at Closing (collectively, the “Holdback Escrows”), with such escrowed funds to be held and disbursed as provided in this Section 3 and the terms of the Holdback Escrow Agreement (hereinafter defined). The Escrow Agent shall serve as the escrow agent for holding and disbursing the Holdback Escrows. At Closing, Buyer, Seller and Escrow Agent shall execute and deliver an escrow agreement in a form reasonably acceptable to Seller, Buyer, and Escrow Agent (the “Holdback Escrow Agreement”).

(b) Bang Cookies Rent Escrow. At Closing, Seller shall deposit into escrow the sum of Forty-Eight Thousand Two Hundred Twenty-Four and 00/100 Dollars ($48,224.00) (“Bang Rent Escrow”), representing twelve (12) months of base rent payable under the Lease with the Tenant commonly known as Bang Cookies (“Bang”) (such Lease, the “Bang Lease”). Commencing on the Closing Date and then recurring on the first day of the each calendar month thereafter, Buyer shall have the right to make monthly draws on the Bang Rent Escrow in an amount equal to Four Thousand Eighteen and 67/100 Dollars ($4,018.67) each, prorated for any partial month. Buyer shall have the right to make such monthly draws until the earlier of the following events: (i) the disbursement to Buyer of all of the funds in the Bang Rent Escrow, and (ii) the date that Bang begins making payments of base rent under the Bang Lease (“Actual Rent Commencement Date”). If the Actual Rent Commencement Date occurs before all of the funds in the Bang Rent Escrow have been disbursed to Buyer, then the remaining balance of the Bang Rent Escrow shall be disbursed to Seller. The disbursement of the Bang Rent Escrow shall be made in accordance with the terms of the Holdback Escrow Agreement.

(c) Bang Cookies TI Escrow. At Closing, Seller shall deposit into escrow the sum of Fifty-Two Thousand Seven Hundred Forty-Five and 00/100 Dollars ($52,745.00) (“Bang TI Escrow”). If Bang fails to open for business under the Bang Lease and begin paying rent under the Bang Lease on or before the first anniversary of the Closing, then the Bang TI Escrow shall be disbursed to Buyer. If Bang opens for business under the Bang Lease and begins paying rent under the Bang Lease on or before the first anniversary of the Closing, then the Bang TI Escrow shall be disbursed to Seller.

(d) Mezeh Rent Escrow. At Closing, Seller shall deposit into escrow the sum of One Hundred Fifteen Thousand Fifty and 00/100 Dollars ($115,050.00) (“Mezeh Rent Escrow”), representing twelve (12) months of base rent payable under the Lease with the Tenant commonly known as Mezeh Grill (“Mezeh”) (such Lease, the “Mezeh Lease”). If Mezeh continues to pay its monthly base rent under the Mezeh Lease for the period of ninety (90) days after Closing (the “Mezeh Deadline”), then the full amount of the Mezeh Rent Escrow shall be disbursed to Seller. If, by the Mezeh Deadline, Mezeh has failed to open for business under the Mezeh Lease and has stopped paying rent under the Mezeh Lease, then Buyer shall have the right to make monthly draws on the Mezeh Rent Escrow as provided in this Section 3(d). If Buyer becomes entitled to make monthly draws on the Mezeh Rent Escrow as aforesaid, then, commencing on the Mezeh Deadline and then recurring on the first day of each calendar month thereafter, Buyer shall have the right to make monthly draws on the Mezeh Rent Escrow in an amount equal to Nine Thousand Five Hundred Eighty-Seven and 50/100 Dollars ($9,587.50) each, prorated for any partial month. Buyer shall have the right to make such monthly draws until the earlier of the following events: (i) the disbursement to Buyer of all of the funds in the Mezeh Rent Escrow, and (ii) the date that Mezeh opens for business under the Mezeh Lease and resumes payment of base rent under the Mezeh Lease

(such date, the “Mezeh Rent/Opening Date”). If the Mezeh Rent/Opening Date occurs before all of the funds in the Mezeh Rent Escrow have been disbursed to Buyer, then the remaining balance of the Mezeh Rent Escrow shall be disbursed to Seller. The disbursement of the Mezeh Rent Escrow shall be made in accordance with the terms of the Holdback Escrow Agreement.

(e) Mezeh TI Escrow. At Closing, Seller shall deposit into escrow the sum of One Hundred Sixty-One Thousand Seventy and 00/100 Dollars ($161,070.00) (“Mezeh TI Escrow”), to be held and disbursed as follows:

(i) If Mezeh (x) delivers a Tenant Estoppel and claims on its Tenant Estoppel that Mezeh is owed a tenant improvement allowance under the Mezeh Lease (such claim, the “Mezeh TI Estoppel Claim”), and (y) opens for business under the Mezeh Lease by the Mezeh Deadline, then the amount of the Mezeh TI Estoppel Claim shall be disbursed to Buyer out of the Mezeh TI Escrow, not to exceed the amount of the Mezeh TI Escrow, and the balance of any funds remaining in the Mezeh TI Escrow shall be disbursed to Seller.

(ii) If Mezeh (x) delivers a Tenant Estoppel containing a Mezeh TI Estoppel Claim, and (y) Mezeh fails to open for business under the Mezeh Lease within ninety (90) days after Closing, then the sum equal to the greater of (1) the Mezeh Estoppel Claim (but not to exceed the amount of the Mezeh TI Escrow) or (2) Eighty Thousand Five Hundred Thirty-five and 00/100 Dollars ($80,535.00) shall be disbursed to Buyer out of the Mezeh TI Escrow, and the balance of the funds in the Mezeh TI Escrow shall be disbursed to Seller.

(iii) If Mezeh (x) does not deliver a Tenant Estoppel or does not make a Mezeh TI Estoppel Claim, and (y) opens for business under the Mezeh Lease by the Mezeh Deadline, then the full amount of the Mezeh TI Escrow shall be disbursed to Seller.

(iv) If Mezeh (x) does not deliver a Tenant Estoppel or does not make a Mezeh TI Estoppel Claim, and (y) Mezeh fails to open for business under the Mezeh Lease by the Mezeh Deadline, then the sum of Eighty Thousand Five Hundred Thirty-five and 00/100 Dollars ($80,535.00) shall be disbursed to Buyer out of the Mezeh TI Escrow, and the balance of the funds in the Mezeh TI Escrow shall be disbursed to Seller.

(f) Good Feet Rent Escrow. At Closing, Seller shall deposit into escrow the sum of Seventy-Seven Thousand Six Hundred and 00/100 Dollars ($77,600.00) (“Good Feet Rent Escrow”), representing twelve (12) months of base rent payable under the Lease with the Tenant commonly known as The Good Feet Store (“Good Feet”) (such Lease, the “Good Feet Lease”). If Good Feet continues to pay its monthly base rent under the Good Feet Lease for the period of ninety (90) days after Closing (the “Good Feet Deadline”), then the full amount of the Good Feet Rent Escrow shall be disbursed to Seller. If, by the Good Feet Deadline, Good Feet has failed to open for business under the Good Feet Lease and has stopped paying rent under the Good Feet Lease, then Buyer shall have the right to make monthly draws on the Good Feet Rent Escrow as provided in this Section 3(f). If Buyer becomes entitled to make monthly draws on the Good Feet Rent Escrow as aforesaid, then, commencing on the

Good Feet Deadline and then recurring on the first day of each calendar month thereafter, Buyer shall have the right to make monthly draws on the Good Feet Rent Escrow in an amount equal to Six Thousand Four Hundred Sixty-Six and 67/100 Dollars ($6,466.67) each, prorated for any partial month. Buyer shall have the right to make such monthly draws until the earlier of the following events: (i) the disbursement to Buyer of all of the funds in the Good Feet Rent Escrow, and (ii) the date that Good Feet opens for business under the Good Feet Lease and resumes payment of base rent under the Good Feet Lease (such date, the “Good Feet Rent/Opening Date”). If the Good Feet Rent/Opening Date occurs before all of the funds in the Good Feet Rent Escrow have been disbursed to Buyer, then the remaining balance of the Good Feet Rent Escrow shall be disbursed to Seller. The disbursement of the Good Feet Rent Escrow shall be made in accordance with the terms of the Holdback Escrow Agreement.

4.
Paris Baguette TI Requests. Revised Schedule “5.7” includes a tenant improvement allowance for the Tenant commonly known as Paris Baguette (“Paris TI Allowance”). Notwithstanding any provision of the Amended Purchase Agreement to the contrary, the Paris TI Allowance shall be credited to Buyer at Closing only if Paris Baguette delivers a Tenant Estoppel and claims on its Tenant Estoppel that Paris Baguette is owed the Paris TI Allowance or any portion thereof (such claim, the “Paris TI Claim”). If Paris Baguette makes the Paris TI Claim for an amount that is less than the amount shown on Revised Schedule “5.7”, then Buyer shall receive a credit at Closing of such lesser amount. If Paris Baguette does not make the Paris TI Claim or does not deliver a Tenant Estoppel, then Buyer shall not receive any credit for the Paris TI Allowance.
5.
Extension of Closing. Buyer shall have the right to elect, one time, to extend the Closing by up to thirty (30) days, by delivering written notice thereof to Seller (the “Extension Notice”) at least three (3) Business Days prior to the then-scheduled Closing Date. The Extension Notice shall not be effective unless, concurrently with the delivery of such Extension Notice, Buyer shall deliver to Escrow Agent the sum of One Million Three Hundred Seventy-Five Thousand Five Hundred and 00/100 Dollars ($1,375,500.00) (the “Extension Deposit”), to be paid by electronic wire transfer of immediately available federal funds. The Extension Deposit shall be nonrefundable to Buyer when made and credited against the Purchase Price at Closing if Closing occurs. If Buyer extends the Closing Date as aforesaid, (i) Seller shall not have any obligation to update or refresh any tenant estoppel certificates, and (ii) any tenant estoppel certificate that qualified as a Conforming Estoppel prior to the extension of the Closing Date shall continue qualify as a Conforming Estoppel, notwithstanding the extension of the Closing Date.
6.
Tenant Tax Refunds. If and to the extent that any Tenants paid estimated real estate taxes to Seller for the 2024 tax year, and the amounts paid by such Tenants was greater than the amount such Tenants should have paid based on the actual taxes payable by Seller for the 2024 tax year, Seller agrees to reimburse such Tenants the amount of such overpayment. To the extent such reimbursements are not made prior to Closing, Seller agrees to make such reimbursements after Closing.
7.
Miscellaneous.

(a) Except as otherwise expressly amended by the terms of this Amendment, the Original Purchase Agreement remains unmodified, unamended and in full force and effect.

The Original Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed.

(b) The Amended Purchase Agreement contains all of the terms and conditions of the agreement between the parties hereto, and any and all prior and contemporaneous oral and written agreements are merged therein.

(c) This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Signatures delivered by PDF or DocuSign (or any other reputable electronic platform) shall be sufficient to bind the parties hereto.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Effective Date.

SELLER:

SCC NASSAU PARK PAVILION NJ LLC,

a Delaware limited liability company

By: /S/_Amanda M. Seewald

Name: Amanda Seewald

Title: Associate General Counsel

Date: September 30, 2025

BUYER:

B33 NASSAU PARK PAVILION III LLC,

a Delaware limited liability company

By: /S/_Jahan Moslehi
Name: Jahan Moslehi
Title: Managing Principal